Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”), is entered into as of this 14th day of December, 2004 (the “Effective Date”) by and between IBuyDigital, Inc. (the “Company”), and Mark Antebi (“Consultant”).

BACKGROUND

The Company wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and condition of this Agreement.

It is a condition precedent to the Company entering into this Agreement that Consultant enter into the Confidentiality, Non-Competition and Non-Solicitation Agreement attached as Exhibit A.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and Consultant hereby agree as follows:

1. Services to be Provided. During the term of this Agreement, Consultant shall perform for the Company consulting services in such manner as shall be reasonably requested by the Company from time to time (the “Services”).

2. Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated prior thereto pursuant to paragraph 7 below. This Agreement may be renewed for one additional year at the option of the Consultant.

3. Compensation; No Benefits.

(a) As compensation for Consultant’s performance of the services to be performed by him under this Agreement, Company shall pay Consultant $85,000 per year, payable in equal monthly installments, for which Consultant shall perform consulting duties in accordance with the terms of this Agreement. Consultant shall be reimbursed for all expenses incurred in connection with the performance of the Services, including travel, hotel and meal expenses. Expenses, individually or related expenses in the aggregate, that exceed $500 shall be approved by the Company in advance. The Consultant shall provide reasonable documentation relating to all expenses as required by the Company.

(b) Consultant is not an employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of his entering into this Agreement.

4. Independent Contractor Status. For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee, or representative of the Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.

5. Non-Competition, Confidentiality and Non-Solicitation. Consultant hereby acknowledges that, during and solely as a result of providing the Services to the Company, Consultant will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Consultant’s association and relationship with the Company and in consideration of the special and unique opportunities afforded by the Company to Consultant as a result of Consultant’s relationship and association with the Company, Consultant hereby agrees to execute and abide by the terms of the agreement attached as Exhibit A.

6. Ownership of Results.

(a) Assignment of Inventions. Consultant agrees that Consultant will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers and conveys to the Company, or its designee, all of Consultant’s worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the performance of the Services or which result, to any extent, from use of the Company’s premises or property (collectively, the “Inventions”), including any and all moral rights and intellectual property rights inherent in the Inventions and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Consultant further acknowledges and agrees that all original works of authorship which are made by Consultant (solely or jointly with others) in the performance of the Services and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Consultant hereby assigns, transfers and conveys to the Company all of its worldwide right, title and interest in and to such work, including all Intellectual Property Rights therein and appurtenant thereto. Notwithstanding the above, Consultant shall not be prohibited from engaging in other activities beyond the scope of this Agreement and any restriction herein shall not apply to such activities.

(b) Further Assurances. Upon the request and at the expense of the Company, Consultant shall execute and deliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in paragraph 6(a) above or to enable the Company to secure its rights in the Inventions, the Intellectual Property Rights and any patents, trademarks, copyrights or other intellectual property rights relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other intellectual property rights in any and all jurisdictions with respect to any Inventions or the Intellectual Property Rights or to obtain any extension, validation, re-issue, continuance or renewal of any such intellectual property right. Without limiting the foregoing, Consultant shall disclose to the Company all pertinent information and data with respect thereto and shall execute all applications, specifications, oaths and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, Intellectual Property Rights, and any patents, copyrights, trademarks or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of the term of this Agreement. If the Company is unable for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Inventions or Intellectual Property Rights assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters or patent, trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.

7. Termination.

(a) Notwithstanding the provisions of paragraph 2, either party may terminate the term of this Agreement for any reason whatsoever upon 30 days’ prior written notice to the other party. In the event of any termination of the term of this Agreement by the Consultant, the Company shall be responsible for any portion of the compensation owed to Consultant under paragraph 3 for any Services rendered prior to the effective date of such termination. In the event of any termination of the term of this Agreement by the Company, the Company shall be responsible for any portion of the compensation owed to Consultant under paragraph 3 for any Services rendered prior to the effective date of such termination together with continued payment of the compensation under paragraph 3 for the remainder of the term set forth under paragraph 2. Within five days after any termination of the term of this Agreement, Consultant shall deliver to the Company all work product resulting from the performance of the Services.

(b) Notwithstanding any expiration or sooner termination of the term of this Agreement, the provisions of paragraph 6 hereof and Exhibit A hereto shall survive such expiration or sooner termination.

8. No Conflicting Agreements; Non-Exclusive Engagement.

(a) Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this

Agreement with other persons or entities without the necessity of obtaining approval from the Company. Any such work product from such activities shall be the sole and exclusive property of Consultant.

(b) The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

9. Return of Company Property. Promptly upon the expiration or sooner termination of the term of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information (as defined in Exhibit A) of the Company and all software, documentation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Services or otherwise belonging to the Company. Consultant shall not remove any of the Company property from the Company premises without written authorization from the Company.

10. Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in paragraphs 5, 6 and 9 of this Agreement. Accordingly, Consultant agrees that if Consultant breaches any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

11. Entire Agreement, Amendment and Assignment. This Agreement (including Exhibit A hereto) is the sole agreement between Consultant and the Company with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

12. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the state of Delaware without giving effect to any conflict of laws provisions.

13. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Elliot Antebi

President and Chief Executive Officer

IBuyDigital, Inc.

252 Conover Street

Brooklyn, New York 11231

If to Consultant, to:

Mark Antebi

IBuyDigital, Inc.

252 Conover Street

Brooklyn, New York 11231

or to such other names or addresses as the Company or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this paragraph.

14. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and the Company. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

16. Social Security Number. Consultant certifies that it will supply its correct Social Security Number to Company. Consultant acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

IBUYDIGITAL, INC.

By:	/s/ ELLIOT ANTEBI
Name:	Elliot Antebi
Title:	President and Chief Executive Officer

CONSULTANT:

By:	/s/ MARK ANTEBI
Name:	Mark Antebi

Exhibit A

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

AGREEMENT

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

AGREEMENT

In consideration of my being engaged as a consultant by IBuyDigital, Inc., any of its subsidiaries, or any of their respective successors or assigns (collectively, the “Company”), I agree, intending to be legally bound, to the following:

1.	Confidential Information.

(a) Company Information. I agree at all times during the term of my consulting engagement and at all times thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, and not to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to me by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary business information or trade secrets of any former employer or other person or entity with whom I have an agreement or duty to keep such information or secrets confidential, if any, and that I will not bring onto the premises of the Company any unpublished document or proprietary business information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received, and in the future will receive, from third parties their confidential or proprietary business information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary business information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company, consistent with the Company’s agreement with such third party.

2.	Non-Competition.

2.1. I agree that during my consulting engagement by the Company and for a period ending one (1) year after the last date on which I last perform services for the

Company (whether or not such services are rendered pursuant to this Agreement), I shall not, directly engage in (as principal, partner, employee, consultant, owner, independent contractor or otherwise, with or without compensation) in any business that constitutes a competing business operating as defined below.

2.2. As used in this Section, a “competing business” shall be defined as any business involved in the sale of online consumer electronics.

2.3 I further agree that, should a court determine that any provision, term or condition set forth in Section 2 is invalid, the court may alter or modify any such provision, term or condition in a manner so as to protect the Company’s legitimate business interests.

3.	Solicitation of Employees.

(a) In consideration for the mutual obligations set forth herein and my consulting engagement with the Company, I agree that I shall not, for a period of one (1) year immediately following the termination of my relationship with the Company for any reason, either directly or indirectly, on my own behalf or in the service or on behalf of others, solicit, recruit or attempt to persuade any person to terminate such person’s employment with the Company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

(b) I further agree that, should a court determine that any provision, term or condition set forth in Section 3 is invalid, the court may alter or modify any such provision, term or condition in a manner so as to protect the Company’s legitimate business interests.

4.	Solicitation of Customers.

(a) In consideration for the mutual obligations set forth herein and my consulting engagement with the Company, I agree that I shall not, for a period of one (1) year immediately following the termination of my relationship with the Company for any reason, either directly or indirectly, on my own behalf or in the service or on behalf of others, solicit, contact or persuade any customer of the Company, or prospective customer contacted by me within six (6) months immediately preceding the termination of my relationship with the Company, to alter such customer’s or prospective customer’s relationship with the Company, or to engage any company competitive with the Company to perform services which can be performed by the Company in the ordinary course of its business. For purposes of this section, the term “business,” shall be construed and defined as that of the term “competing business,” as defined in Section 2.2 herein.

(b) I agree that this limitation on my ability to solicit the Company’s customers and prospective customers is reasonably necessary to protect the Company’s legitimate business interests. I acknowledge that such limitations on my ability to compete with the Company will not constitute or cause me any undue hardship.

(c) I further agree that, should a court determine that any provision, term or condition set forth in Section 4 is invalid, the court may alter or modify any such provision, term or condition in a manner so as to protect the Company’s legitimate business interests.

5.	Equitable Relief.

(a) Jurisdiction. I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement may be brought in the United States District Court in New Jersey, or if such court does not accept jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New Jersey.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 3 and 4 of this Agreement, and that a breach of such covenants could cause serious and irreparable injury to the Company. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

(c) I agree that I will provide, and that the Company may similarly provide, a copy of Sections 1, 2, 3 and 4 of this Agreement to any business or enterprise (i) which I may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which I may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which I may use or permit my name to be used.

6.	General Provisions

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware, without giving effect to any conflict of laws provisions.

(b) Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

(c) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

Date: December 14, 2004		/s/ MARK ANTEBI
	Name:	Mark Antebi

A-4